UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information required by Item 1.01 is included in Item 2.01 below and is incorporated by reference herein.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On September 24, 2007, KBS Real Estate Investment Trust, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBS One Madison Park, LLC, purchased a $21.0 million interest in a $42.0 million mezzanine real estate loan (the “One Madison Park Mezzanine Loan”) from Column Financial, Inc., which is not affiliated with the Company or the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”). The purchase price of the Company’s interest in the One Madison Park Mezzanine Loan was $21.0 million subject to closing adjustments. The One Madison Park Mezzanine Loan is now owned by two noteholders, including the Company, each with a pari passu interest.

The Borrowers under the One Madison Park Mezzanine Loan are Slazer Enterprises Senior LLC, Madison Park Group Senior LLC, JMJS 23rd Street Realty Senior LLC and FKF Madison Group Senior LLC (the “Borrowers”). Neither the Company nor the Advisor is affiliated with the Borrowers. The One Madison Park Mezzanine Loan bears interest at a floating rate of one-month LIBOR plus the applicable spread which is (i) from the closing date through and including the initial maturity date, 611 basis points, and (ii) for the extension period, 661 basis points. The One Madison Park Mezzanine Loan has an initial maturity date of January 9, 2009 with an option to extend the maturity date to July 9, 2009. At September 24, 2007, the one-month LIBOR rate was 5.13%. Prior to maturity, the Borrowers under the One Madison Park Mezzanine Loan are required to make monthly interest-only payments to the holders of the mezzanine real estate loan, with the outstanding principal balance being due at maturity. The Borrowers are expected to use the One Madison Park Mezzanine Loan as part of the initial project funding. The One Madison Park condominium project is a proposed development of a 50-story luxury residential mixed-use building containing a total of 95 residential apartments and a retail component located at grade level, which will contain a total of approximately 3,647 square feet. The project is located at 20-24 East 23rd Street and 23 East 22nd Street in Manhattan near Madison Square Park in New York, New York. The One Madison Park condominium project, when completed, will exhibit a glass curtain-wall facade with 360 degree views.

The One Madison Park Mezzanine Loan is secured by, among other things, a pledge by the Borrowers of all such Borrowers’ right, title and interests in the limited liability companies that hold title to the One Madison Park condominium project. The pledge agreement entered into by the Borrowers provides that in the event of default under the One Madison Park Mezzanine Loan, the holders of the mezzanine loan may exercise their rights and remedies against the Borrowers. With respect to certain “bad boy” acts, amounts outstanding under the One Madison Park Mezzanine Loan are guaranteed by Ira J. Shapiro and Marc Jacobs.

There is up to $125.4 million of senior financing related to the One Madison Park condominium project. As of September 24, 2007 approximately $15.7 million of the $125.4 million of senior financing had been drawn. The senior financing, composed of an acquisition loan, building loan and project loan, is secured by a mortgage for each loan on the One Madison Park condominium project. The senior loans have a maturity date of January 9, 2009 with an option to extend the maturity date to July 9, 2009. Pursuant to an amended and restated intercreditor agreement, the Company’s right to payment under the One Madison Park Mezzanine Loan is subordinate to the right to payment of the lender under the senior mortgage loans. The amended and restated intercreditor agreement provides that in the event of a default under the One Madison Park Mezzanine Loan, the holders of the One Madison Park Mezzanine Loan may foreclose on the Borrowers’ membership interests in the limited liability companies that hold title to the property subject to the satisfaction of transfer provisions set forth in the amended and restated intercreditor agreement.

Unlike a foreclosure under a deed of trust or mortgage, the foreclosure of a member interest entitles the foreclosing party (in this case, the Company’s indirect wholly owned subsidiary) to take title to an equity interest rather than actually taking title to the real property. Foreclosure on the member interest in this transaction would allow the Company to take indirect control of the One Madison Park condominium project, subject to the senior debt related to the property.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: September 28, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer